Exhibit 10.16

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (this “Agreement”) is entered into as of November 30, 2016 between Bandwidth.com, Inc., a Delaware corporation (“Bandwidth”), and Republic Wireless, Inc., a Delaware corporation (“Republic Wireless”). Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

RECITALS

WHEREAS, Republic Wireless is a wholly owned subsidiary of Bandwidth that was formed to hold and operate Bandwidth’s Republic Wireless business; and

WHEREAS, the Board of Directors of Bandwidth has determined that it would be appropriate and desirable for Bandwidth to separate Bandwidth’s Republic Wireless business from its remaining businesses; and

WHEREAS, the Board of Directors of Republic Wireless has also approved such transaction; and

WHEREAS, following the Contribution, Bandwidth intends to distribute all of the issued and outstanding shares of Republic Wireless to holders of its capital stock (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, it is the intention of the parties that the Contribution and the Distribution, taken together, will qualify as a tax-free transaction described under described under Sections 368(a), 355, and 361 of the Code; and

WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the Republic Wireless Group from the Bandwidth Group; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Bandwidth and Republic Wireless hereby agree as follows:

SECTION 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the avoidance of doubt, (x) no member of the Republic Wireless Group will be treated as an Affiliate of any member of the Bandwidth Group and (y) no member of the Bandwidth Group will be treated as an Affiliate of any member of the Republic Wireless Group.

“Agreement” has the meaning set forth in the preamble hereof.

“Bandwidth” has the meaning set forth in the preamble hereof.

“Bandwidth Group” means Bandwidth and each Subsidiary of Bandwidth (but only while such Subsidiary is a Subsidiary of Bandwidth) other than any Person that is a member of the Republic Wireless Group (but only during the period such Person is treated as a member of the Republic Wireless Group).

“Bandwidth Indemnitees” has the meaning set forth in Section 7.3.

“Bandwidth Stock” means Bandwidth’s Class A Voting Common Stock, par value $0.001 per share, Class B Non-Voting Common Stock, par value $0.001 per share, and Series A Convertible Preferred Stock, par value $0.001 per share, and any series or class of stock into which such stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York are authorized or required by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Return” means a consolidated, combined or unitary Tax Return that includes, by election or otherwise, one or more members of the Bandwidth Group and one or more members of the Republic Wireless Group.

“Company” means Bandwidth or Republic Wireless, as the context requires.

“Compensatory Equity Interests” means options or other rights with respect to Bandwidth Stock or Republic Wireless Stock that are granted on or prior to the Distribution Date by Bandwidth, Republic Wireless or any of their respective Subsidiaries in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Contribution” means the transfer by Bandwidth to Republic Wireless of (i) all of the assets and liabilities associated with the Republic Wireless business and (ii) $30 million of cash.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Delaware Chancery Court” has the meaning set forth in Section 8.4.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the date on which the Distribution occurs.

“Due Date” has the meaning set forth in Section 4.3.

“Effective Time” means the time at which the Distribution is effected on the Distribution Date.

“Employing Party” has the meaning set forth in Section 3.4(d)(i).

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

“Group” means the Bandwidth Group or the Republic Wireless Group, as the context requires.

“Income Tax” means all Taxes (i) based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits (including any capital gains Tax, minimum Tax based upon, measured by, or calculated with respect to, net income, net profits or deemed net profits, any Tax on items of Tax preference and depreciation recapture or clawback, but not including sales, use, real or personal property, gross or net receipts, gross profits, transfer and similar Taxes), (ii) imposed by a foreign country which qualify under Section 903 of the Code or (iii) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise and occupation Taxes) if such Taxes may be based upon, measured by, or calculated with respect to one or more bases described in clause (i) above.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate,” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London Business Days before the first Interest Rate Determination Date equal to the greater of: (x) the sum of (i) the six month dollar LIBOR rate as displayed on page “LR” of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

“IRS” means the Internal Revenue Service.

“issuing corporation” has the meaning set forth in Section 3.4(d)(ii).

“Joint Claim” has the meaning set forth in Section 7.8.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“Non-Preparer” means the Company that is not responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Payment Date” means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Post-Distribution Period” means any Tax Year or other Taxable period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Year or other taxable period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Year or other taxable period through the end of the day on the Distribution Date.

“Preparer” means the Company that is responsible for the preparation and filing of the applicable Tax Return pursuant to Sections 3.1 or 3.2.

“Receiving Party” has the meaning set forth in Section 6.3.

“Reorganization Agreement” means the Reorganization Agreement between Bandwidth and Republic Wireless dated November 30, 2016.

“Republic Wireless” has the meaning set forth in the preamble hereof.

“Republic Wireless Group” means (x) with respect to any Tax Year (or portion thereof) ending at or before the Effective Time, Republic Wireless and each of its Subsidiaries at the Effective Time; and (y) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Republic Wireless and each Subsidiary of Republic Wireless (but only while such Subsidiary is a Subsidiary of Republic Wireless).

“Republic Wireless Indemnitees” has the meaning set forth in Section 7.2.

“Republic Wireless Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being “part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Republic Wireless (within the meaning of Section 355(e) of the Code).

“Republic Wireless Stock” means Republic Wireless’s Class A Voting Common Stock, par value $0.001 per share, and Class B Non-Voting Common Stock, par value $0.001 per share, and any series or class of stock into which such stock is redesignated, reclassified, converted or exchanged following the Effective Time.

“Restructuring” has the meaning assigned to such term in the Reorganization Agreement.

“Separate Return” means (a) in the case of any Tax Return required to be filed by any member of the Bandwidth Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Republic Wireless Group, and (b) in the case of any Tax Return required to be filed by any member of the Republic Wireless Group (including any consolidated, combined or unitary Tax Return), any such Tax Return that does not include any member of the Bandwidth Group.

“Straddle Period” means any Taxable period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” or “Taxes” means any net income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion, and (ii) any other materials delivered or deliverable by Bandwidth, Republic Wireless and others in connection with the rendering by Tax Counsel of the Tax Opinion.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Bandwidth in connection with the Distribution to the effect that the Contribution and the Distribution should qualify as a tax-free transaction described under Sections 368(a) and 355 of the Code to Bandwidth and the Bandwidth stockholders.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Transaction Taxes” means any Taxes resulting from the Restructuring and the Distribution, other than Transfer Taxes.

“Transaction Tax-Related Losses” means any Losses resulting from the failure of (i) the Restructuring to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Bandwidth, Republic Wireless and each of their respective Subsidiaries immediately prior to the Distribution, (ii) the Contribution and Distribution to qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, or (iii) the Contribution and Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Bandwidth, Republic Wireless, each of their respective Subsidiaries at the Effective Time, and the Bandwidth stockholders that receive stock of Republic Wireless in the Distribution.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Subsidiaries in connection with the Restructuring or the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code.

SECTION 2. Allocation of Taxes and Tax-Related Losses

2.1 Allocation of Taxes. Except as provided in Section 2.2 (Special Rules) and Section 3.4(d) (Compensatory Equity Interests), Taxes shall be allocated as follows:

(a) Combined Returns.

(i) Allocation of Taxes for Combined Returns. Bandwidth shall be allocated: (A) all Taxes that are attributable to members of the Bandwidth Group and reported on, or required to be reported on, a Combined Return; and (B) all Taxes that are attributable to members of the Republic Wireless Group for the Pre-Distribution Period and reported on, or required to be reported on, a Combined Return. Republic Wireless shall be allocated all Taxes that are attributable to members of the Republic Wireless Group for the Post-Distribution Period and reported on, or required to be reported on, a Combined Return.

(ii) Transactions Occurring on the Distribution Date. Notwithstanding the provisions of Section 2.1(a)(i) (but subject to the provisions of Section 2.2), Taxes attributable to any transaction or action taken by or with respect to any member of the Republic Wireless Group outside the ordinary course of business before the Distribution on the Distribution Date shall be allocated to the Pre-Distribution Period, and Taxes attributable to any transaction or action taken by or with respect to any member of the Republic Wireless Group outside the ordinary course of business after the Distribution on the Distribution Date shall be allocated to the Post-Distribution Period.

(b) Separate Returns.

(i) Republic Wireless Separate Returns. Republic Wireless shall be allocated all Taxes that are attributable to members of the Republic Wireless Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the Republic Wireless Group.

(ii) Bandwidth Separate Returns. Bandwidth shall be allocated all Taxes that are attributable to members of the Bandwidth Group and reported on, or required to be reported on, a Separate Return that is required to be filed by a member of the Bandwidth Group.

(c) Taxes Not Reported on Tax Returns. Republic Wireless shall be allocated any Tax attributable to members of the Republic Wireless Group that is not required to be reported on a Tax Return, and Bandwidth shall be allocated any Tax attributable to members of the Bandwidth Group that is not required to be reported on a Tax Return.

2.2 Special Rules.

(a) Transaction Taxes and Transaction Tax-Related Losses. Notwithstanding any other provision in this Section 2:

(i) Bandwidth shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Republic Wireless pursuant to clause (ii) of this Section 2.2(a).

(ii) Republic Wireless will be allocated any Transaction Taxes (including corresponding state and local Taxes) and Transaction Tax-Related Losses that (x) result primarily from, individually or in the aggregate, any breach by Republic Wireless of any of its covenants set forth in Section 7.1 hereof, or (y) result from a Republic Wireless Section 355(e) Event.

(b) Transfer Taxes. Notwithstanding any other provision in this Section 2, all Transfer Taxes shall be allocated 50% to Republic Wireless and 50% to Bandwidth.

2.3 Tax Payments. Each Company shall pay the Taxes allocated to it by this Section 2 either to the applicable Tax Authority or to the other Company in accordance with Section 4 and the other applicable provisions of this Agreement.

SECTION 3. Preparation and Filing of Tax Returns.

3.1 Combined Returns.

(a) Preparation of Combined Returns. Bandwidth shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year.

3.2 Separate Returns.

(a) Tax Returns to be Prepared by Bandwidth. Bandwidth shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Bandwidth Group for any Tax Year.

(b) Tax Returns to be Prepared by Republic Wireless. Republic Wireless shall be responsible for preparing and filing (or causing to be prepared and filed) all Separate Returns which relate to one or more members of the Republic Wireless Group for any Tax Year.

3.3 Provision of Information.

(a) Bandwidth shall provide to Republic Wireless, and Republic Wireless shall provide to Bandwidth, any information about members of the Bandwidth Group or the Republic Wireless Group, respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

(b) If a member of the Republic Wireless Group supplies information to a member of the Bandwidth Group, or a member of the Bandwidth Group supplies information to a member of the Republic Wireless Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

3.4 Special Rules Relating to the Preparation of Tax Returns.

(a) In General. All Tax Returns that include any members of the Republic Wireless Group or Bandwidth Group, or any of their respective Affiliates, shall be prepared in a manner that is consistent with the Tax Opinion. Except as otherwise set forth in this Agreement, and subject to Sections 3.4(b) through (d), the Company responsible for preparing and filing (or causing to be prepared and filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the right with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) Republic Wireless Tax Returns. With respect to any Separate Return for which Republic Wireless is responsible pursuant to Section 3.2(b), Republic Wireless and the other members of the Republic Wireless Group must allocate Tax Items between such Separate Return for which Republic Wireless is responsible pursuant to Section 3.2(b) and any related Combined Return for which Bandwidth is responsible pursuant to Section 3.1 that are filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on the related Combined Return for which Bandwidth is responsible pursuant to Section 3.1.

(c) Election to File Consolidated, Combined or Unitary Tax Returns. Bandwidth shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under the relevant Tax Law.

(d) Compensatory Equity Interests.

(i) Deductions Related to Compensatory Equity Interests. Deductions Related to Compensatory Equity Interests. To the extent permitted by applicable Tax Law, Income Tax deductions with respect to the issuance after the Distribution Date of any Compensatory Equity Interests held by any Person shall be claimed solely by the Group that employs such Person at the time of such issuance, as applicable. To the extent permitted by applicable Tax Law, Income Tax deductions with respect to the issuance before the Distribution Date of any Compensatory Equity Interests held by any Person shall be claimed by the Group that incurred the book expense at the time of vesting (in the event that the option vested partially at each group, the tax deduction shall be allocated based on the proportion of book expense incurred at each respective group), as applicable.

(ii) Withholding and Reporting. For any Tax Year (or portion thereof), the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “issuing corporation”) shall (A) satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to the issuance, exercise, vesting or settlement of Compensatory Equity Interests and (B) satisfy, or cause to be satisfied, all liabilities for Taxes imposed in connection with such issuance, exercise, vesting or settlement (including the employer portion of any employment taxes); provided that, in the event Compensatory Equity Interests are settled by the corporation that is not the employer of the applicable individual as of the event resulting in liabilities for Taxes (or was not the most recent employer of the applicable individual as of the event resulting in liabilities for Taxes, if arising after the termination of employment) (the “Employing Party”), the Employing Party shall promptly remit to the issuing corporation an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes upon written notice from the issuing corporation. Bandwidth shall promptly notify Republic Wireless, and Republic Wireless shall promptly notify Bandwidth, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any other party may be entitled to a deduction or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by such other party or parties. Bandwidth and Republic Wireless each will, not later than the twentieth (20th) day immediately following the last day of each calendar quarter

(March 31st, June 30th, September 30th, and December 31st) provide to the other the following information: (1) a list of each non-employee who holds options in Bandwidth or Republic Wireless, as the case may be (i.e., a former Bandwidth employee holding options in Republic Wireless); (2) options that are vested; (3) the amount remaining to be vested; and (4) the options that expired, were cancelled or were exercised in each calendar quarter, including the applicable exercise price.

(iii) Bandwidth Employees. For purposes of this Section 3.4(d), (x) except as described in clause (y) of this Section 3.4(d)(iii), if a Person is an officer or employee of Bandwidth or any member of the Bandwidth Group for any Tax Year (or portion thereof), then such officer or employee will exclusively be considered to be employed by Bandwidth (or the applicable member of the Bandwidth Group) for such Tax Year (or portion thereof).

3.5 Refunds, Credits or Offsets.

(a) Except as otherwise contemplated by this Section 3.5 or Section 3.6, any refunds, credits or offsets with respect to Taxes of any member of (i) the Bandwidth Group that were reported on any Combined Return shall be for the account of Bandwidth, (ii) the Republic Wireless Group that were reported on any Combined Return and are attributable to the Pre-Distribution Period shall be for the account of Bandwidth, (iii) the Republic Wireless Group that were reported on any Combined Return and are attributable to the Post-Distribution Period shall be for the account of Republic Wireless, (iv) the Bandwidth Group that were reported on any Separate Return required to be filed by a member of the Bandwidth Group shall be for the account of Bandwidth, and (v) the Republic Wireless Group that were reported on any Separate Return required to be filed by a member of the Republic Wireless Group shall be for the account of Republic Wireless. Neither Bandwidth nor Republic Wireless will take any action inconsistent with the Section 41(f) letters attached to this Agreement as Annex I.

(b) Notwithstanding Section 3.5(a), (i) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes, allocated to, and actually paid by, Bandwidth pursuant to this Agreement shall be for the account of Bandwidth, and (ii) any refunds, credits or offsets with respect to Taxes, including Transaction Taxes, allocated to, and actually paid by, Republic Wireless pursuant to this Agreement shall be for the account of Republic Wireless.

(c) Bandwidth shall forward to Republic Wireless, or reimburse Republic Wireless for, any such refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Republic Wireless within five Business Days from receipt thereof by Bandwidth or any of its Affiliates. Republic Wireless shall forward to Bandwidth, or reimburse Bandwidth for, any refunds, credits or offsets, plus any interest received thereon, net of any Taxes incurred with respect to the receipt or accrual thereof and any expenses incurred in connection therewith, that are for the account of Bandwidth within five Business Days from receipt thereof by Republic

Wireless or any of its Affiliates. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the five Business Day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliates) through and including the date of payment at the Interest Rate (treating the date received as the Due Date for purposes of determining such Interest Rate). If, subsequent to a Tax Authority’s allowance of a refund, credit or offset, such Tax Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 3.5 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

3.6 Carrybacks. If and to the extent that Republic Wireless requests in writing that Bandwidth or any of its Affiliates obtain a refund, credit or offset of Taxes with respect to the carryback of any Tax attribute of the members of the Republic Wireless Group arising in a Post-Distribution Period to a Pre-Distribution Period, and provided that Bandwidth or any of its Affiliates would not otherwise be required to forego a refund, credit or offset of Taxes for its own account or otherwise be adversely affected as a result of such carryback, then (i) Bandwidth (or its Affiliate) shall take all reasonable measures to obtain a refund, credit or offset of Tax with respect to such carryback (including by filing an amended Tax Return), and (ii) to the extent that Bandwidth or any of its Affiliates receives any refund, credit or offset of Taxes attributable (on a last dollar basis) to such carryback, Bandwidth shall pay such refund, credit or offset, plus any interest received thereon, to Republic Wireless within five Business Days from receipt thereof by Bandwidth or any of its Affiliates; provided, however, that Bandwidth shall be entitled to reduce the amount of any such refund, credit or offset for its reasonable out-of-pocket costs and expenses incurred in connection therewith and any Taxes incurred with respect to the receipt or accrual thereof; and provided further, that Republic Wireless, upon the request of Bandwidth, agrees to repay such refund, credit or offset, plus any interest received thereon and net of Taxes, to Bandwidth in the event, and to the extent, that Bandwidth is required to repay such refund, credit or offset, plus any interest received thereon, to a Tax Authority.

3.7 Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any member of the Republic Wireless Group may be made only by the Company (or its Subsidiaries) responsible for preparing the original Tax Return with respect to such member pursuant to Sections 3.1 and 3.2. Republic Wireless (or its Subsidiaries) shall not, without the prior written consent of Bandwidth (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, Bandwidth for any Tax Year (or portion thereof) by more than a de minimis amount; provided, however, that such consent need not be obtained if Republic Wireless agrees to indemnify Bandwidth for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, Bandwidth as a result of the filing of such amended Tax Return.

SECTION 4. Tax Payments.

4.1 Payment of Taxes to Tax Authority. Bandwidth shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2, and Republic Wireless shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2.

4.2 Indemnification Payments.

(a) Tax Payments Made by the Bandwidth Group. If any member of the Bandwidth Group is required to make a payment to a Tax Authority for Taxes allocated to Republic Wireless under this Agreement, Republic Wireless will pay the amount of Taxes allocated to it to Bandwidth not later than the later of (i) five Business Days after receiving notification requesting such amount, and (ii) one Business Day prior to the date such payment is required to be made to such Tax Authority.

(b) Tax Payments Made by the Republic Wireless Group. If any member of the Republic Wireless Group is required to make a payment to a Tax Authority for Taxes allocated to Bandwidth under this Agreement, Bandwidth will pay the amount of Taxes allocated to it to Republic Wireless not later than the later of (i) five Business Days after receiving notification requesting such amount, and (ii) one Business Day prior to the date such payment is required to be made to such Tax Authority.

4.3 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

4.4 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution. If the receipt or accrual of any indemnity payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that Taxes for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified Party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax benefit arising from the foregoing reduction of Taxes described in this Section 4.4 is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax benefit.

SECTION 5. Assistance and Cooperation.

5.1 Cooperation. In addition to the obligations enumerated in Sections 3.3 and 7.7, Bandwidth and Republic Wireless will cooperate (and cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In addition to the foregoing, on or before December 31, 2017, Bandwidth will deliver to Republic Wireless the Earnings and Profits Analysis / Report, which will be subject to Republic Wireless’ approval, which will not be unreasonably withheld; upon approval, Republic Wireless will reimburse Bandwidth for Bandwidth’s reasonable out-of-pocket costs incurred in connection with the preparation of the Earnings and Profits Analysis / Report, which will not exceed $25,000. Republic Wireless will provide to Bandwidth such assistance and information as Bandwidth may reasonably request in connection with the preparation of any Combined Return or Separate Return regarding any applicable refunds, credits or offsets.

SECTION 6. Tax Records.

6.1 Retention of Tax Records. Each of Bandwidth and Republic Wireless shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

6.2 Access to Tax Records. Republic Wireless shall make available, and cause its Subsidiaries to make available, to members of the Bandwidth Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Bandwidth Group or any of their Affiliates or with respect to a Tax Contest by a Tax Authority of such return. Bandwidth shall make available, and cause its Subsidiaries to make available, to members of the Republic Wireless Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Republic Wireless Group or any of their Affiliates or with respect to a Tax Contest by a Tax Authority of such return.

6.3 Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4 Delivery of Tax Records. Within five Business Days after receiving notification from Republic Wireless requesting any applicable Tax Records described below which are in the possession of a member of the Bandwidth Group, Bandwidth shall provide to Republic Wireless (to the extent not previously provided or held by any member of the Republic Wireless Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Republic Wireless Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the Republic Wireless Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the Republic Wireless Group, or to defend or contest Tax matters relevant to the members of the Republic Wireless Group, including in each case, all Tax Records related to Tax attributes of the members of the Republic Wireless Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Republic Wireless Group.

SECTION 7. Restriction on Certain Actions of Bandwidth and Republic Wireless; Indemnity.

7.1 Restrictive Covenants.

(a) General Restrictions. Following the Effective Time, Republic Wireless shall not, and shall cause the members of the Republic Wireless Group and their Affiliates not to, and Bandwidth shall not, and shall cause the members of the Bandwidth Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would cause Bandwidth or any Subsidiary of Bandwidth immediately prior to the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Restructuring for U.S. federal income tax purposes, (ii) would be inconsistent with the Contribution and Distribution qualifying, or would preclude the Contribution and Distribution from qualifying, as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, or (iii) would cause Bandwidth, Republic Wireless, any of their respective Subsidiaries at the Effective Time, or the Bandwidth stockholders that receive stock of Republic Wireless in the Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes.

(b) Restricted Actions. Without limiting the provisions of Section 7.1(a) hereof, following the Effective Time, Republic Wireless shall not, and shall cause the members of the Republic Wireless Group and their Affiliates not to, and Bandwidth shall not, and shall cause the members of the Bandwidth Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

(c) Reporting. Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes (in each case, excluding any position taken for financial accounting purposes) that is inconsistent with the Tax Opinion. If Bandwidth determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Republic Wireless agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Bandwidth. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Bandwidth in its good faith to compensate Bandwidth for any tax benefits realized by Republic Wireless as a result of such election.

7.2 Bandwidth Indemnity. Bandwidth agrees to indemnify and hold harmless each member of the Republic Wireless Group and their respective directors, officers, employees, agents, successors and assigns (the “Republic Wireless Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to Bandwidth pursuant to Section 2.1, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Bandwidth pursuant to Section 2.2, (c) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Bandwidth contained in this Agreement, (d) Transfer Taxes allocated to Bandwidth pursuant to Section 2.2, and (e) reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses incurred in connection with the items described in clauses (a) through (d); provided, however, that notwithstanding clauses (a), (c) and (e) of this Section 7.2, Bandwidth shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Republic Wireless Indemnitee for, (x) any Transaction Taxes or Transaction Tax-Related Losses that are allocated to Republic Wireless pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Republic Wireless contained in this Agreement.

7.3 Republic Wireless Indemnity. Republic Wireless agrees to indemnify and hold harmless each member of the Bandwidth Group and their respective directors, officers, employees, agents, successors and assigns (the “Bandwidth Indemnitees”) from and against any and all (without duplication) (a) Taxes allocated to Republic Wireless pursuant to Section 2.1, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Republic Wireless pursuant to Section 2.2, (c) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Republic Wireless contained in this Agreement, (d) Transfer Taxes allocated to Republic Wireless pursuant to Section 2.2, and (e) reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses incurred in connection with the items described in clauses (a) through (d); provided, however, that notwithstanding clauses (a), (c) and (e) of this Section 7.3, Republic Wireless shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Bandwidth Indemnitee for, (x) any Transaction Taxes or Transaction Tax-Related Losses that are allocated to Bandwidth pursuant to Section 2.2, or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Bandwidth contained in this Agreement.

7.4 Scope. The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable by, each Bandwidth Indemnitee and its successors in interest and each Republic Wireless Indemnitee and its successors in interest.

7.5 Notices of Tax Contests (Other than Joint Claims). Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to Taxes for which it is or may be indemnified by such other Company hereunder (other than any Transaction Taxes which shall be governed by Section 7.8). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest in its possession that the indemnifying Company may reasonably request.

7.6 Control of Tax Contests (Other than Joint Claims).

(a) General Rule. Except as provided in Sections 7.6(b) and 7.8, each Company (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

(b) Non-Preparer Participation Rights. With respect to a Tax Contest (other than with respect to a Joint Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld or delayed) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer or its Affiliates.

7.7 Cooperation. The parties shall provide each other with all information relating to a Tax Contest which is needed by the other party or parties to handle, participate in, defend, settle or contest the Tax Contest. At the request of any party, the other parties shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the requesting party to exercise its rights under this Agreement in respect of a Tax Contest. Republic Wireless shall assist Bandwidth, and Bandwidth shall assist Republic Wireless, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party or parties shall reimburse the indemnified party or parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.7.

7.8 Joint Claims. Each Company shall promptly give notice to the other Company of any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to any Transaction Taxes or Transaction Tax-Related Losses for which such Company is or may be indemnified by the other Company under this Section 7 (each, a “Joint Claim”). Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party relating to the Joint Claim, and (ii) the amount of the Joint Claim. Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, each Company shall deliver to the other Company such additional information with respect to such Joint Claim in its possession that the other Company may reasonably request. Bandwidth and Republic Wireless will have the right to jointly control the defense, compromise or settlement of any Joint Claim. No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company’s sole discretion. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnified Company, which consent may not be unreasonably withheld or delayed.

SECTION 8. General Provisions.

8.1 Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

8.2 Predecessors or Successors. Any reference to Bandwidth, Republic Wireless, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Bandwidth, Republic Wireless, such Person, or such Subsidiary, respectively.

8.3 Expenses. Except as otherwise expressly provided for herein, each party and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

8.5 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to Bandwidth:	Bandwidth.com, Inc.
900 Main Campus Drive, Suite 400 Raleigh, NC 27606 Attention: Legal Department Fax: 919.239.9903

if to Republic Wireless:	Republic Wireless, Inc.
900 Main Campus Drive, Suite 500
Raleigh, NC 27606
Attention: Legal Department Fax: 919.670.3115

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

8.7 Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile transmission of a signed copy thereof.

8.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of Bandwidth and Republic Wireless may assign its respective rights, interests, duties, liabilities and obligations under this Agreement to any other member of their Group, but such assignment shall not relieve Bandwidth or Republic Wireless, as the assignor, of its liabilities or obligations hereunder.

8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

8.10 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

8.11 Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

8.12 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

8.13 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

8.14 No Third Party Beneficiaries. Except as provided in Sections 7.2 and 7.3 of this Agreement, this Agreement is solely for the benefit of Bandwidth, Republic Wireless, and their Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Republic Wireless Indemnitees any rights or remedies against Republic Wireless hereunder, and this Agreement is not intended to confer upon any Bandwidth Indemnitees any rights or remedies against Bandwidth hereunder.

8.15 Entire Agreement. This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

8.16 No Strict Construction; Interpretation.

(a) Bandwidth and Republic Wireless each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.17 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

BANDWIDTH.COM, INC.

By:	/s/ David A. Morken
Name:	David A. Morken
Title:	Chief Executive Officer

REPUBLIC WIRELESS, INC.

By:	/s/ Chris Chuang
Name:	Chris Chuang
Title:	Chief Executive Officer

ANNEX 1

Bandwidth.com Inc. (“Bandwidth”) intends to claim a Research and Development (“R&D”) tax credit under Internal Revenue Code (“IRC”) Section 41 for its tax year 2016. Accordingly, Bandwidth is seeking to exclude qualified research expenses (“QREs”) from its base period generated by Republic Wireless (“Republic”) during the tax years 2013-2015, due to the spin-off of Republic from Bandwidth in November 2016.

Republic will be required under IRC Sec. 41(c)(5)(A) to report its respective QREs for this period as part of its base period. IRC Sec. 41(f)(3)(B) requires Bandwidth provide a letter to Republic in order to remove the Republic QREs from its base period. Accordingly, Table 1 below summarizes the QREs generated by Republic during the base period, which must be included in Republic’s base period calculation.

Thank you for your assistance in this matter.

Table 1.

Republic QREs	2013	2014	2015	Total
Wage	2,298,657	3,321,741	3,701,853	9,322,251
Supplies	—	—	—	—
Contract @ 65%	—	—	—	—

Total	2,298,657	3,321,741	3,701,853	9,322,251

1

Republic Wireless (“Republic”) would like to inquire as to whether Bandwidth.com Inc. (“Bandwidth”) claimed a Research and Development (“R&D”) Tax Credit under Internal Revenue Code (“IRC”) Section 41 for tax years 2013 through 2015. If Bandwidth did claim an IRC Section 41 R&D Credit, the question arises as to whether the business unit Republic, which was spun-off in November of 2016, had any qualified research expenses (“QREs”) that were included in the Bandwidth R&D Credit calculation.

Republic intends to claim an R&D tax credit under Internal Revenue Code section 41 for its tax year 2016. We respectfully request that Bandwidth provide the Republic QREs from the years 2013 through 2015. Republic will be required under IRC Sec. 41(c)(5)(A) to report its respective QRE’s for this period as part of its base period. IRC Sec. 41(f)(3)(B) requires that Bandwidth provide a letter to Republic in order to remove the Republic QREs from its base period.

Thank you for your assistance with this request.